FIRST TENNESSEE BUILDING
165 MADISON AVENUE
SUITE 2000
MEMPHIS, TENNESSEE 38103
PHONE: 901.526.2000
FAX: 901.577.2303

www.bakerdonelson.com

October 26, 2011

Green Ballast, Inc.
2620 Thousand Oaks Blvd., Suite 4000
Memphis, TN 38118

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by Green Ballast, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of up to 24,234,400 shares of the Company's common stock, par value $0.0001 per share (the “Shares”) (including 5,000,000 shares of the Company's common stock issuable upon the exercise of outstanding warrants (the “Warrants”) and 8,000,000 shares of the Company's common stock issuable upon the conversion of a convertible note (the “Convertible Note”)) which will be sold by certain selling stockholders (the “Selling Stockholders”).

We are acting as counsel for the Company in connection with the registration by the Company and the sale by the Selling Stockholders of the Shares.  In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws).

On the basis of the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable; provided, however, that with respect to (1) the Shares to be sold by a Selling Stockholder that will be issued upon the exercise of the Warrants prior to such sale, such Shares will be validly issued, fully paid and nonassessable upon exercise and payment in compliance with the terms of the Warrants to which those Shares are to be issued prior to the completion of this offering and (2) the Shares to be sold by a Selling Stockholder that will be issued upon the conversion of the Convertible Note prior to such sale, such Shares will be validly issued, fully paid and nonassessable upon exercise and payment in compliance with the terms of the Convertible Note pursuant to which such Shares are to be issued prior to the completion of this offering.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.  This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Very truly yours,
BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC